Exhibit 10.26

20374 Seneca Meadows Pkwy

Germantown, MD 20876

(+1) 301 556 9900

precigen.com

March 20, 2020

Fibrocell Science, Inc.

c/o Castle Creek Biosciences, Inc.

6 Century Blvd.

Parsippany, NJ 07054

Attention: CEO

Re:

“Exclusive Channel Collaboration Agreement” executed Oct. 5, 2012 by and between Fibrocell Science, Inc. (“Fibrocell”) and Intrexon Corporation (“Intrexon”), as amended and as further amended and modified by that certain letter agreement, dated February 19, 2020 (the “Letter Agreement”) by and between the parties (the “ECC”)

Dear Sir:

This letter agreement constitutes the Termination and Modification Agreement as defined in the Letter Agreement, pursuant to which the Parties shall mutually agree to terminate the ECC, convert the ECC into a product license between Fibrocell and Precigen with regard to the Retained Products and clarify certain items. Please note that, per our recent public announcement, Intrexon has officially been renamed Precigen, Inc. (“Precigen”) and has assigned and consolidated its human health therapeutic development operations, including all of its operations relevant to the ECC, to and within its wholly owned subsidiary PGEN Therapeutics, Inc. (“PGEN”). Unless otherwise specified, references to Fibrocell in this Termination and Modification Agreement shall refer to both Fibrocell and its parent, Castle Creek Biosciences, Inc. (“CCB”), and references to Precigen in this Termination and Modification Agreement shall be deemed to encompass references to Intrexon prior to its having been renamed Precigen and to encompass PGEN with respect to operations. Precigen and Fibrocell are sometimes referred to herein collectively as the “Parties” and individually as a “Party”. Capitalized terms not otherwise defined in this Termination and Modification Agreement shall have the meaning set forth in the ECC to the extent such are defined therein.

In consideration for the mutual covenants and agreements set forth in this Termination and Modification Agreement, together with additional consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties mutually agree as follows:

1. The EEC shall be terminated by mutual agreement of the Parties, effective on the date of Fibrocell’s signature below (the “Termination Date”), subject to the survival of certain rights and obligations of the Parties under and in accordance with (A) Section 10.5 of the ECC, as modified, amended, or otherwise clarified by the Letter Agreement, including, but not limited to, the surviving rights and

20374 Seneca Meadows Pkwy

Germantown, MD 20876

(+1) 301 556 9900

precigen.com

licenses in favor of Fibrocell with respect to the Retained Products after such termination (including, but not limited to, the surviving rights and licenses in favor of Fibrocell pursuant to Section 10.4 (incorporating with respect to the Retained Products the license and sublicense rights of Sections 3.1 and 3.2) to continue the clinical development and Commercialization of the Retained Products in the Field in the Territory following such termination, which rights and licenses are contingent upon Fibrocell’s compliance with the payment provisions in ECC Article 5 (including, the revenue sharing obligations set forth in Section 5.3 thereof), and with a continuing obligation for Fibrocell to use in accord with ECC Sections 4.5(a) and 4.5(c) Diligent Efforts to develop and Commercialize any Retained Products, and with all other provisions of the ECC that survive such termination), and (B) the Letter Agreement (including Attachment A thereto, as supplemented by paragraph 2 immediately below).

2. The Parties further hereby agree that the attached “Supplement to Attachment A” will, as set forth therein, modify and amend the “Attachment A” of the Letter Agreement.

Please confirm Fibrocell’s agreement to the foregoing terms by signing this letter in the space provided below and returning one executed copy to us, whereupon this letter will be deemed a mutually executed and binding agreement between Precigen and Fibrocell.

We continue to look forward to the progress and success of Fibrocell’s clinical programs for FCX-007 and FCX-013, and thank you for your attention to this matter.

Sincerely,

PRECIGEN, INC.

/s/ Donald P. Lehr

Donald P. Lehr

Chief Legal Officer

301-556-9809

cc (email): Helen Sabzevari, President and CEO, Precigen, Inc.

cc (email): John Maslowski, CEO, Fibrocell Science, Inc.

20374 Seneca Meadows Pkwy

Germantown, MD 20876

(+1) 301 556 9900

precigen.com

Acknowledged and agreed on behalf of
Fibrocell Science, Inc.:

signed:	/s/ John M. Maslowski

name, and title:

John M. Maslowski

date:

20 March 2020

20374 Seneca Meadows Pkwy

Germantown, MD 20876

(+1) 301 556 9900

precigen.com

Supplement to Attachment A

It is hereby clarified that the list contained in paragraph number 13 of Attachment A to the Letter Agreement also includes (in addition to the documentation already set forth in such paragraph number 13) the documentation set forth below:

FCX-007

•	Vector stability Program

•	Access to information and/or results related to VCN, VSV-G, Titer Assays

•	Permission to access to the H1299 cell bank and reagents needed for the testing above

FCX-013

•	Last Stability timepoint for Veledimex bottled material at Lonza Tampa (Expiry extension to Nov 6 20).

•	Plasmid sequences (GOI)

•	Permission to access plasmid DNA/Glycerol stock for plasmids to create MCB with Aldevron

•	Vector stability Program

•	Access to information and/or results related to VCN, VSV-G, Titer Assays

•	Permission to access to the H1299 cell bank and reagents needed for the testing above

•	Permission to access veledimex stability data as it pertains to Retained Products only (including access to Johnson-Matthey)